Exhibit 10.45

CONSULTING AGREEMENT

This consulting Agreement (this “Agreement”) is made and entered into effective September 9, 2013, by and between NetSol Technologies, Inc., a Nevada corporation (“NetSol”) and Roger Almond, an individual (hereinafter referred to as the “Consultant” collectively, the “Parties”).

RECITALS

WHEREAS, Consultant has experience in the preparation of U.S. GAAP financial statements for public company and in providing SEC audit and Chief Financial Officer services to clients;

WHEREAS, NetSol would like to retain the Consultant’s services to act as Chief Financial Officer of NetSol;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto hereby agree as follows:

1.	CONSULTING SERVICES

Attached hereto as Exhibit A and incorporated herein by this reference is a description of the services to be provided by the Consultant hereunder (the “Consulting Services”).  Consultant hereby agrees to utilize his best efforts in performing the Consulting Services.

2.	TERM OF AGREEMENT

This Agreement shall be in full force and effect commencing upon the date hereof.  This Agreement has a term of one year beginning on the date hereof.  Either party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other party.  NetSol shall have the right to terminate this Agreement upon delivery to Consultant of notice setting forth with specificity facts comprising a material breach of this Agreement by consultant.  Consultant shall have 48 hours to remedy such breach.  Each party shall have the right to terminate this Agreement without cause upon thirty days advance written notice.

3.	TIME DEVOTED BY CONSULTANT

It is anticipated that the Consultant shall spend such time deemed necessary by the Consultant in order to perform the obligations of Consultant hereunder.

4.	PLACE WHERE SERVICES WILL BE PERFORMED

The Consultant will perform services in such places as is necessary to perform these services in accordance with this Agreement.

5.	COMPENSATION TO CONSULTANT

The Consultant’s compensation for the Consulting Services shall be as set forth in Exhibit B attached hereto and incorporated herein by this reference.

6.	INDEPENDENT CONTRACTOR

Both NetSol and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement.  Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venture, agent, officer or employee of NetSol.

7.	CONFIDENTIAL INFORMATION

Consultant hereby acknowledges that he may have  access to proprietary information regarding the business operations of the Company and acknowledges that any information received by Consultant from the Company or third parties and any information of Company that is not generally known or readily ascertainable to the public or in the trade without disclosure Consultant whether or not marked confidential (including, without limitation:(i) the Company’s technical data and concerning or relating to the Company’s proprietary technology and any improvements thereof; (ii) trade secrets, methods, know-how, formulae, software, compositions of matter, inventions, techniques, processes, programs, diagrams, schematics, technical information, customer and financial information, sales, production, merchandising and marketing plans, research project, pricing data, supply sources, and the terms of the business opportunities and any negotiations relating thereto; and, (iii) any information that a reasonable person would understand to be confidential and proprietary information of the Company, that becomes known to Consultant through disclosure, observation or otherwise (collectively, the "Confidential Information") constitutes valuable confidential information of the Company and others.  Accordingly, during and after the receipt of any Confidential Information for the purposes set forth herein, Consultant will: (a) not use Confidential Information received from the Company for any purpose other than the purpose set forth herein; and (b) maintain in confidence and not disclose the Confidential Information to any person or entity, except those agents, attorneys, accountants, employees of Consultant that have a need to know, without the prior written consent of the Company.

Notwithstanding the above, Consultant shall not have liability to the Company for the disclosure of Confidential Information with regard to any Confidential Information which Consultant can prove: (i) was in the public domain at the time it was disclosed by the Company or has entered the public domain through no fault of Consultant; (ii) was known to Consultant, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the Company; (iv) becomes known to Consultant, without restriction, from a source other than the disclosing party without breach of this Agreement by Consultant and otherwise not in violation of the Company’s rights; or (v) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that recipient shall provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

Consultant agrees to hold all Confidential Information of the Company in strict confidence at all times, and to secure and protect it from unauthorized disclosure using the same degree of care employed in the protection of Consultant's own Confidential Information, and in any event using not less than a reasonable degree of care, and to take appropriate action by instruction or agreement with its employees and agents who are permitted access to said Confidential Information to satisfy its obligations hereunder.  Consultant shall use his best efforts to assist the Company in identifying and preventing any unauthorized use, copying or disclosure of the Confidential Information or any portions thereof or any of the algorithms or logic contained therein. Without limitation of the foregoing, Consultant shall advise the Company immediately in the event Consultant learns or has reason to believe that any person who the Consultant has given access to the Confidential Information, or any portion thereof, has violated or intends to violate the terms of this Agreement, and the Consultant will, at its own expense, cooperate with the Company in seeking injunctive or other equitable relief against any such person.

Consultant agrees that it would be difficult to measure any damages caused to the Company, which might result from any breach by Consultant of this Section, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, Consultant agrees that if it breaches, or proposes to breach, this section, Company shall be entitled, in addition to all other remedies that it may have, to terminate this agreement immediately and/or to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to Company.  An injunction may be sought in any court with jurisdiction of the parties or the subject matter of this Agreement without the necessity of posting a bond.

8.	INDEMNIFICATION

Consultant hereby agrees to indemnify, defend and hold the Company harmless from and against any and all claims, actions and liabilities arising out of Consultant’s services provided hereunder based upon a deliberate, material misstatement or omission made by Consultant to any potential customers, investors or strategic partners of Company.  Furthermore, Consultant agrees to reimburse the Company any legal or other expenses incurred by the Company in connection with investigating or defending any action, proceeding, investigation, or claim in connection herewith.  The indemnity obligations of the Consultant under this paragraph shall extend to the shareholders, directors, officers, employees, agents and control persons of the Company.  The indemnity obligations of the Parties under this paragraph 8 shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Company.

Company hereby agrees to indemnify, defend and hold the Consultant harmless from and against any and all claims, actions and liabilities arising out of Consultant’s services provided hereunder based upon a deliberate, material misstatement or omission made by Company to any potential customers, investors or strategic partners of Company.  Furthermore, Company agrees to reimburse Consultant any legal or other expenses incurred by Consultant in connection with investigating or defending such action, proceeding, investigation, or claim in connection herewith.  The indemnity obligations of the Parties under this paragraph 8 shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of Consultant.

9.	COVENENTS OF CONSULTANT

Consultant covenants and agrees with the Company that, in performing Consulting Services under this agreement, Consultant will:

(a)	Comply with all United States securities and corporate laws;

(b)	Not make any representations regarding the Company and Company products other than those authorized in writing by the Company;

(c)	Not compete directly or indirectly with the Company; and

(d)	Not publish, circulate or otherwise use any solicitation materials, investor mailings, or updates other than materials provided by or otherwise approved by the Company.

10.	MISCELLANEOUS

(A) Any controversy arising out of or relating to this Agreement with respect to the NetSol or any modification or extension thereof, including any claim for damages and/or rescissions shall be settled by according to the internal laws of the State of California, without regard to principles of conflicts of law, by arbitration in Los Angeles County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a panel of three arbitrators.  The arbitrators sitting in any such controversy shall have no power to alter or modify and express provisions of this Agreement or to render any award which by its terms effects any such alteration, or modification subject to 10.  This Section 10 shall survive the termination of this Agreement. If either party to this Agreement brings an action on this Agreement, the prevailing party shall be entitled to reasonable expenses therefore, including, but not limited to, attorneys’ fees and expenses and court costs.

(B)  This agreement shall inure to the benefit of the Parties hereto, their administrators and successors in interest.  This Agreement shall not be assignable by either party hereto without the prior written consent of the other.

(C)  This agreement contains the entire understanding of the Parties and supersedes all prior agreements between them.

(D)  This Agreement shall be constructed and interpreted in accordance with the governed by the laws of the State of California.

(E)  No supplement, modification or amendment of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

(F)  If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable.  This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remaining full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from.  All notices or demands of any kind required or permitted to be given by the Company or Consultant under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:
NetSol Technologies, Inc.
23901 Calabasas Road, 2072
Calabasas, CA 91302
Attn: General Counsel

If to Consultant:
Roger Almond
26039 Coronado Court
Valencia, CA 91355

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above.  Either party may change its address for notices by giving notice to the other party in the manner specified in this section.

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

THE COMPANY	THE CONSULTANT

NetSol Technologies, Inc.

BY: Najeeb Ghauri, Chairman, CEO	Roger Almond

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES

Consultant shall perform the following services pursuant to the terms of this Agreement:

Act as a consultant in the position of Chief Financial Officer.  Assist the financial and accounting department with its preparation of NetSol’s quarterly and annual financial statements filed with the SEC and particularly to provide oversight and advice on the use of the Company’s application of US GAAP.  Advise the CEO and finance department in connection with and participate in financial presentations to the investing public including but not limited to prospective investors, shareholders and bankers.  Additional services shall include, but may not necessarily be limited to: reporting quarterly and year-end earnings and deliver results with CEO; reviewing quarterly accounts and interact with current financial staff and CEO on regular basis; work on long term strategies pertaining to markets, business and M&A; interact and interface with investors in the market with CEO, including participation in capital raise and non-deal road shows.

EXHIBIT B
COMPENSATION FOR CONSULTING SERVICES

Company shall pay, in exchange for the minimum hour commitment of 20 hours per week, $100 per hour or $2,000 per week.  Should the task being performed require more than 20 hours per week, Consultant shall inform Company of the anticipated overage and seek pre-approval of any revised schedule.

Initial:  Consultant _________

Initial:  Company _________